EXHIBIT 10.2
SERVICES AGREEMENT

This Services Agreement dated March  __, 2009, and effective as of the Effective Date as defined below (this “Agreement”), is by and between Vertex Holdings, L.P. (formerly Vertex Energy, L.P.), a Texas limited partnership (“Vertex LP”) and Vertex Energy, Inc., a Nevada corporation (“Vertex Nevada”), each referred to as a “Party” and collectively as the “Parties” to this Agreement as such terms are used herein.

W I T N E S S E T H:

WHEREAS, on or about May 19, 2008, Vertex Nevada, Vertex LP, Vertex Merger Sub, LLC, a California limited liability company, World Waste Technologies, Inc., a California corporation (“WWT”), and Benjamin P. Cowart, an individual (“Cowart”), entered into an Amended and Restated Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”);

WHEREAS, in connection with and pursuant to the terms of the Merger Agreement, Vertex LP has agreed to transfer certain of its operations to WWT, which will be merged with and into Vertex Nevada (the “Merger”), including: (a) Vertex LP's Black Oil division, which aggregates used motor oil from third-party collectors and manages the delivery of this feedstock primarily to a third-party re-refining facility, and (b) Vertex LP's Refining and Marketing division, which aggregates hydrocarbon streams from collectors and generators and manages the delivery of the hydrocarbon waste products to a third-party facility for further processing, and then manages the sale of the end products (the “Vertex Nevada Business”);

WHEREAS, Vertex LP (and its affiliates and subsidiaries) anticipates providing certain services ancillary to and necessary for the operations of the Vertex Nevada Business to Vertex Nevada following the Merger (the “Services” as further defined below); and

WHEREAS, Vertex LP and Vertex Nevada desire to enter into this Agreement to set forth the Services to be provided and agree that such Services will be provided on the terms and conditions set forth below, following the closing of the Merger (the “Closing” or the “Effective Date”);

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, and considerations herein contained, and ten dollars ($10) and other good and valuable consideration, which Vertex LP acknowledges receipt of, the Parties hereto agree as follows:

1.	Services.

1.1.
Effective as of the Closing, Vertex LP, and its affiliates and subsidiaries (hereafter throughout this Agreement, references to Vertex LP, include Vertex LP’s affiliates and subsidiaries) agree to provide certain Services to Vertex Nevada in connection with the Vertex Nevada Business.  Those “Services” include any services then provided to any third parties or related entities by Vertex LP, which are reasonably requested by Vertex Nevada, which shall initially include, but not be limited to the following:

1.1.1.	Transportation services through Cross Road Carriers for the transportation of Vertex Nevada's feedstock and refined and re-refined petroleum products;

1.1.2.	Environmental compliance and regulatory oversight services to be performed by Vertex Residual Management Group LP., and

1.1.3.
Terminalling services through Cedar Marine Terminals for the storage and loading out of feedstock by barge, unless such services are covered under a separate agreement entered into between the Parties.

1.2.
The Parties agree that the Services, and any other services requested to be performed by Vertex LP on behalf of Vertex Nevada will be billed at the lesser of (a) Vertex LP’s then normal and customary rates as provided to similar non-affiliated third-parties, or in the absence of any such pre-existing rates, the rates that Vertex LP would in good faith charge to non-affiliated third parties for such Services (the “Third Party Rates”); and (b) rates less than the Third Party Rates, as may be negotiated between the Parties from time to time.  The actual rates billed to Vertex Nevada shall be defined as the “Service Rates”. In no event shall the Service Rates exceed the rates that would be charged for similar services by non-affiliated parties.

1.3.
Vertex LP agrees to use its best efforts to provide the Services for a period of not less than five (5) years from the Closing Date (the “Term”), provided however that (a) in the event Vertex LP ceases to provide any of the Services to any third parties or related entities and/or ceases to provide such Services whatsoever, for any reason, or (b) in the event Vertex Nevada exercises its Option (as such term is defined in the Merger Agreement) to purchase any such entity or business line of Vertex LP providing such Services, the requirement to provide such Services (only as they relate to discontinued Services or purchased Services) pursuant to this Agreement shall be terminated.

1.4.	Vertex LP agrees to bill Vertex Nevada for such Services as Vertex LP customarily bills third parties and/or as otherwise mutually agreed to between the Parties.

1.5.	The Services will be provided pursuant to separately executed agreements or work orders between Vertex Nevada and the applicable service provider.

1.6.	The Parties agree that any Services performed by Vertex LP may be removed from the definition of Services above by the mutual consent of both Parties hereto at any time.

2.	Termination.

2.1.	The Parties agree that this Agreement may be terminated during the Term of this Agreement:

2.1.1.	By the mutual consent of both Parties at any time;

2.1.2.
In the event any term of this Agreement is breached, this Agreement may be terminated by the non-breaching party upon thirty (30) days prior written notice to the breaching party of such breach and provided that such breach is not reasonably cured during such thirty (30) day period; or

2.1.3.	At any time at the option of either Party upon five (5) days prior notice in the event that Cowart is no longer employed by Vertex Nevada.

2.2.
The Parties further agree that if not terminated as provided above, this Agreement shall automatically renew upon the expiration of the Term of this Agreement for successive one (1) year terms (each an “Extended Term”) unless either Party has provided written notice to the other Party of its intent not to renew this Agreement at least thirty (30) days prior to the end of the Term or any Extended Term of this Agreement.

2.3.
Notwithstanding any provision herein to the contrary, the Parties agree that Vertex Nevada shall not agree to terminate or amend this Agreement without having first obtained the written consent of the Related Party Transaction Committee of Vertex Nevada’s Board of Directors.

3.            Notices.

3.1.
Any notices and other communications required or permitted hereunder shall be in writing and shall be effective upon delivery by hand or upon receipt if sent by certified or registered mail (postage prepaid and return receipt requested) or by a nationally recognized overnight courier service (appropriately marked for overnight delivery) or upon transmission if sent by telex or facsimile (with request for immediate confirmation of receipt in a manner customary for communications of such respective type and with physical delivery of the communication being made by one or the other means specified in this Section as promptly as practicable thereafter). Notices shall be addressed as follows:

If to Vertex LP:

Vertex Holdings, L.P.
Attn: Benjamin P. Cowart
1331 Gemini Suite 103
Houston, Texas 77058

With a copy to:

____________________________
____________________________
____________________________
____________________________
____________________________

If to Vertex Nevada:

Vertex Nevada, Inc.
Attn:  Benjamin P. Cowart
1331 Gemini Suite 103
Houston, Texas 77058

With a copy to:

The Loev Law Firm, PC
Attn: David M. Loev, Esq.
6300 West Loop South,
Suite 280
Bellaire, Texas 77401

And a copy to:

Vertex Nevada, Inc.
Attn:  Related Party Transaction Committee
1331 Gemini Suite 103
Houston, Texas 77058

3.2.	Any Party may change the address to which notices are required to be sent by giving written notice of such change in the manner provided in this Section.

4.	Miscellaneous.

4.1.
Assignment.  Neither Party may assign this Agreement without the other Parties’ prior written consent. All of the terms, provisions and conditions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Parties hereto and their respective successors and permitted assigns.

4.2.
Applicable Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of Texas, excluding any provision of this Agreement which would require the use of the laws of any other jurisdiction.

4.3.
Entire Agreement, Amendments and Waivers.  This Agreement constitutes the entire agreement of the Parties hereto and expressly supersedes all prior and contemporaneous understandings and commitments, whether written or oral, with respect to the subject matter hereof.  No variations, modifications, changes or extensions of this Agreement or any other terms hereof shall be binding upon any Party hereto unless set forth in a document duly executed by such Party or an authorized agent or such Party.

4.4.	Waiver. No failure on the part of any Party to enforce any provisions of this Agreement will act as a waiver of the right to enforce that provision.

4.5.	Section Headings. Section headings are for convenience only and shall not define or limit the provisions of this Agreement.

4.6.
Effect of Facsimile and Photocopied Signatures. This Agreement may be executed in several counterparts, each of which is an original.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.  A copy of this Agreement signed by one Party and faxed to another Party shall be deemed to have been executed and delivered by the signing Party as though an original.  A photocopy of this Agreement shall be effective as an original for all purposes.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first written above to be effective as of the Effective Date, as defined above.

Dated: March __, 2009	Vertex Energy, Inc., a Nevada corporation By: /s/ Benjamin P. Cowart Name: Benjamin P. Cowart Title: President
Dated: March __, 2009
Vertex Holdings, L.P.
(formerly Vertex Energy, L.P.),
a Texas limited partnership
By VTX, Inc., a Texas corporation,
its General Partner

By:  /s/ Benjamin P. Cowart
Name: Benjamin P. Cowart
Title: President